Exhibit 99.1

PRESS RELEASE

Contact:
Nicole Foderaro	Daryl Messinger
Associate Director of Corporate	WeissComm Partners, Inc.
Communications & IR	415-999-2361
650-517-8472	daryl@weisscommpartners.com
nfoderaro@nuvelo.com

NUVELO AND BAYER HEALTHCARE ANNOUNCE PHASE 3 TRIALS OF ALFIMEPRASE IN PATIENTS WITH ACUTE PERIPHERAL ARTERIAL OCCLUSION AND CATHETER OCCLUSION DID NOT MEET PRIMARY ENDPOINTS

SAN CARLOS, Calif., December 11, 2006 – Nuvelo, Inc. (Nasdaq: NUVO) and Bayer HealthCare today announced top-line data demonstrating that the Phase 3 clinical trial of alfimeprase in acute peripheral arterial occlusion (PAO), known as NAPA-2 (Novel Arterial Perfusion with Alfimeprase-2), did not meet its primary endpoint of avoidance of open vascular surgery within 30 days of treatment. The companies also announced that the Phase 3 trial in catheter occlusion (CO), known as SONOMA-2 (Speedy Opening of Non-functional and Occluded catheters with Mini-dose Alfimeprase-2), did not meet the endpoint of restoration of function at 15 minutes. These trials did not meet key secondary endpoints. In addition, the companies announced that they have temporarily suspended enrollment in the ongoing Phase 3 trials, NAPA-3 and SONOMA-3, until further analyses and discussions with outside experts and regulatory agencies are completed.

These data will be submitted for presentation at the next appropriate medical meetings.

“These outcomes are disappointing particularly for patients with acute PAO, who have few treatment options,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “We and our partner Bayer will conduct further analyses and have discussions with the Data Safety and Monitoring Board members, outside experts and regulatory authorities to determine how to proceed with the development of alfimeprase, including the possibility of alternative dosing and delivery.”

About NAPA-2

NAPA-2 was a randomized, double-blind study that compared the efficacy and safety of 0.3 mg/kg of alfimeprase versus placebo in 300 patients worldwide. The study’s primary endpoint was avoidance of open vascular surgery within 30 days of treatment. A variety of secondary endpoints were also evaluated, including restoration of arterial blood flow, safety endpoints such as the incidence of bleeding, and pharmacoeconomic endpoints such as length of hospital and intensive care unit stay.

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About SONOMA-2

SONOMA-2 was a randomized, double-blind trial comparing the efficacy and safety of 3 mg of alfimeprase with placebo in a 2:1 ratio in 303 patients with occluded central venous catheters. The study’s primary endpoint was restoration of function to the occluded catheter in 15 minutes.

About the Collaboration

Nuvelo and Bayer HealthCare have a global collaboration for the development and commercialization of alfimeprase. Under the terms of the agreement, Bayer will commercialize alfimeprase in all territories outside the United States and will pay Nuvelo tiered royalties. Nuvelo retains commercialization rights in the United States and will remain the lead for the design and conduct of the global development programs.

Conference Call Information

Nuvelo will hold a conference call today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-591-6930 for domestic callers and 617-614-4908 for international callers and reference conference passcode, 67942650. A telephone replay of the conference call will be available through December 25, 2006. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 77846740.

In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex that completed Phase 2 clinical development in acute coronary syndromes; and preclinical candidate NU172, a direct thrombin inhibitor for use as a short-acting anticoagulant during medical procedures. Nuvelo is also advancing an emerging oncology pipeline, which includes NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements” regarding the timing and progress of Nuvelo’s clinical programs, including the timing of the availability of data from Nuvelo’s Phase 3 alfimeprase trials and the potential improvement or benefit that current and future clinical trial

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

programs may demonstrate, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com